Altus Power, Inc. Announces
Warrant Exchange Agreement

STAMFORD, CT, June 1, 2022 – Altus Power, Inc. (NYSE: AMPS) (“Altus Power” or the “Company”), a leading clean electrification company, today announced that on May 31, 2022 it signed separate, privately negotiated warrant exchange agreements with multiple holders of its public warrants to purchase shares of its Class A common stock (the “Public Warrants”), which are traded on the New York Stock Exchange under the symbol “AMPS WS.”
Pursuant to the exchange agreements, the Company will issue an aggregate of 981,113 shares of its Class A common stock in exchange for the surrender and cancellation of an aggregate of 4,087,962 Public Warrants, which were previously issued by the Company as part of its initial public offering in December 2020. The exchanges will reduce the total number of outstanding Public Warrants by 40.6%, to 5,974,528 from 10,062,490.
“These exchanges are a tremendous opportunity for Altus Power to manage dilution for our shareholders,” said Gregg Felton, Co-Chief Executive Officer of Altus Power. “We will monitor for further opportunities to improve our capital structure and deliver value to our shareholders.”
This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, the securities described herein. The Public Warrants will expire on December 9, 2026 or on such earlier date as set forth in the terms of the Public Warrants in the warrant agreement governing the Public Warrants.
About Altus Power, Inc.
Altus Power, based in Stamford, Connecticut, is the nation’s premier clean electrification company. Altus Power serves its commercial, industrial, public sector and community solar customers by developing, owning and operating locally sited solar generation, energy storage, and EV charging infrastructure across 18 states from Vermont to Hawaii. Visit www.altuspower.com to learn more.

Altus Power
For Media:
Cory Ziskind
ICR, Inc.
AltusPowerPR@icrinc.com

For Investors:
Chris Shelton, Head of IR
Caldwell Bailey, ICR, Inc.
InvestorRelations@altuspower.com